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                November 16, 2020

       David Lazar
       Chief Executive Officer
       Zyrox Mining International, Inc.
       1185 Avenue of the Americas, 3rd Floor
       New York, NY 10036

                                                        Re: Zyrox Mining
International, Inc.
                                                            Registration
Statement on Form 10
                                                            Filed September 18,
2020
                                                            File No. 000-56204

       Dear Mr. Lazar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Life Sciences
       cc:                                              Dave Natan